Exhibit 99

Company Contacts
Investors	Media
Pamela Rembaum	Sharon Goldstein
Director, Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
(561) 451-1028	(212) 355-4449

Artesyn Technologies Holds Annual Meeting of Shareholders

Boca Raton, Fla., June 2, 2005 – Shareholders of Artesyn Technologies, Inc. (Nasdaq: ATSN) today reelected all of the 10 nominees to its Board of Directors and ratified the appointment of Ernst & Young LLP as independent auditor at Artesyn’s 2005 annual shareholders meeting held at the Hilton Suites in Boca Raton, Florida.  Represented by proxy or present in person at the meeting were approximately 90% of the Company’s total shares outstanding.

Shareholders reelected the following 10 directors to one-year terms: Edward S. Croft, III, director since 1980; Lawrence J. Matthews, director since 1997; Joseph M. O’Donnell, director since 1994 and Chairman, President and Chief Executive Officer of the Company; Stephen A. Ollendorff, director since 1984; Phillip A. O’Reilly, director since 1988; Bert Sager, director since 1968; A. Eugene Sapp, Jr., director since 1997; Ronald D. Schmidt, director since 1997; Lewis Solomon, director since 1995; and John M. Steel, director since 1997.

Commenting on the reelection of the Board of Directors, Mr. O’Donnell stated, “We are pleased with the vote of confidence our shareholders have placed in this Board of Directors and the management team at Artesyn. We will continue our focus on creating value for our shareholders, employees and other stakeholders. We have been working with our financial advisor, Lehman Brothers, Inc., to review various business opportunities available to the Company, including, but not limited to, acquisitions, joint ventures, restructuring, sales of all or a portion of the Company’s assets and continuing to execute our strategic plan.”  The Company noted that there can be no assurance that Artesyn will enter into any transactions in connection with this ongoing effort.

About Artesyn Technologies, Inc.
Artesyn Technologies, Inc., headquartered in Boca Raton, FL., is a world leader in the design, manufacture and sale of power conversion and embedded board solutions for infrastructure applications in server and storage, networking, wireless and telecommunications systems. The Company’s products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit the Company’s web site at www.artesyn.com.

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